UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2025

Apogee Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41740	93-4958665
(State of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

221 Crescent Street, Building 17, Suite 102b,

Waltham, MA, 02453

(Address of Principal Executive Offices, including Zip Code)

(650) 394-5230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	APGE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 8, 2025, Apogee Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (“Underwriting Agreement”) with Jefferies LLC, BofA Securities, Inc., Guggenheim Securities, LLC and TD Securities (USA) LLC, as the representatives of the underwriters named therein (the “Underwriters”), to issue and sell 6,951,221 shares of the Company’s common stock at a public offering price of $41.00 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase 365,853 shares of the Company’s common stock (the “Pre-Funded Warrants”) at a public offering price of $40.99999 per share, which represents the per share public offering price for the common stock less the $0.00001 per share exercise price for each Pre-Funded Warrant (the “Offering”). In addition, the Company has granted the Underwriters an option (the “Option”) for a period of 30 days to purchase up to an additional 1,097,561 shares of its common stock at the public offering price, less the underwriting discounts and commissions, which the Underwriters exercised in full on October 9, 2025.

The Pre-Funded Warrants will be exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99% or 9.99%, as applicable, of the number of shares of common stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage to a percentage not in excess of 19.99% by providing at least 61 days’ prior notice to the Company.

The net proceeds from the Offering, including proceeds from the exercise in full of the Option by the Underwriters, are expected to be approximately $323.3 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses.

The securities described above were offered pursuant to a shelf registration statement (File No. 333-281503), which became effective on August 12, 2024. A final prospectus supplement dated October 8, 2025 relating to and describing the terms of the Offering was filed with the U.S. Securities and Exchange Commission on October 9, 2025. The Offering is expected to close on October 10, 2025.

In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments that the underwriters may be required to make because of such liabilities.

A copy of the Underwriting Agreement and the form of Pre-Funded Warrant are filed as Exhibit 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement and the Pre-Funded Warrants do not purport to be complete and are qualified in their entirety by reference to such exhibit.

A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the issuance and sale of the shares of the common stock and the Pre-Funded Warrants in the Offering is filed herewith as Exhibit 5.1.

Item 8.01	Other Events.

In October 2025, the Company provided updates regarding upcoming milestones for certain of its ongoing clinical trials. The Company has increased the expected patient population to 320 patients and expects to complete enrollment in the Part B portion of its APEX Phase 2 trial of APG777 in atopic dermatitis by the end of the year. The Company now expects to report topline maintenance data from Part A in the first quarter of 2026 and 16-week topline induction data from Part B in the second quarter of 2026. The Company now expects to report topline data for its Phase 1b trial of APG777 in asthma in the first quarter of 2026.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of October 8, 2025, by and among Apogee Therapeutics, Inc., Jefferies LLC, BofA Securities, Inc., Guggenheim Securities, LLC and TD Securities (USA) LLC

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apogee Therapeutics, Inc.

Date: October 10, 2025	By:	/s/ Michael Henderson, M.D.
Michael Henderson, M.D.
Chief Executive Officer